Exhibit 10.25

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and the registrant customarily and actually treats as private and confidential.

Execution Version

MANUFACTURING AND SUPPLY AGREEMENT

THIS MANUFACTURING AND SUPPLY AGREEMENT (the “Agreement”) is made and entered into as of March 23, 2021 (“Effective Date”)

BY AND BETWEEN:

Century Therapeutics, Inc., (f/k/a Century Therapeutics, LLC) a company registered in Delaware, United States, whose registered office is at 3675 Market Street, Philadelphia, PA 19104, United States (hereafter referred to as: “CENTURY” or “Century”);

and

FUJIFILM Cellular Dynamics, Inc., a company registered in Wisconsin, whose registered office is at 525 Science Drive, Madison, WI 53711, United States (hereafter referred to as: “FCDI”).

WHEREAS:

-	CENTURY is engaged in the discovery and development of cell therapies, including the Product(s) (as defined in Article 1 below);

-	FCDI and Century are parties to the Reprogramming License Agreement (as defined in Article 1 below) and the Differentiation License Agreement (as defined in Article 1 below), each of which contemplates that such parties will also enter into a Supply Agreement and a Quality Agreement. Century and FCDI now desire to enter into this Agreement pursuant thereto, in addition to the Quality Agreement, dated as of June 29, 2020 (as the same may be amended from time to time, the “Quality Agreement”);

-	FCDI will operate as an independent contract manufacturer with the capability to provide analytical testing, technology transfers, process and analytical development and GMP manufacturing activities for the Product(s) on the terms and conditions of this Agreement;

-	CENTURY wishes for FCDI to conduct the technology transfer and to provide process and analytical development activities, if any, and GMP manufacturing activities for the Product(s) as further described in, and on the terms and conditions of, this Agreement;

-	FCDI wishes to conduct the aforementioned technology transfer and to provide the aforementioned Activities, including GMP manufacturing activities for the Product(s) as further described in, and on the terms and conditions of, this Agreement.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

Article 1 - Definitions

For the purpose of this Agreement, the following terms shall be defined as follows:

1.1.	“Activity” or “Activities” means: all activities performed by FCDI for CENTURY pursuant to Work Orders, including but not limited to, the Technology Transfer Activities, Process Development Activities, Analytical Testing Development Activities, Manufacturing Activities, Analytical Test Activities, QA Review Activities and any related or other activities or activities as more fully described in the applicable Work Order but excluding activities that are expressly contemplated in or to be performed pursuant to the MCA.

1.2.	“Affiliate” means: any person or legal entity that controls, or is controlled by or is under common control with, either of the Parties. For the purpose of this definition, a person or legal entity shall be deemed to “control” another legal entity if it owns, directly or indirectly, in excess of fifty percent (50%) of the outstanding voting securities or capital stock of such legal entity or any other comparable equity or ownership interest with respect to a legal entity.

1.3.	“Agreement” or “MSA” means: this Manufacturing and Supply Agreement, including all appendices thereto (the “Appendices”) and any Work Order(s) signed by the Parties, in each case attached hereto and incorporated herein by reference. For clarity, this Agreement includes its Appendices and the Work Order(s), any of which may be amended from time to time in accordance with the provisions hereof.

1.4.	“Analytical Test Activities” means: the analytical test activities, if any, to be conducted and/or provided by FCDI in the Analytical Test Phase in accordance with this Agreement, as described in the applicable Work Order(s).

1.5.	“Analytical Testing Development Activities” means: the activities, if any, to be conducted and/or provided by FCDI in the Process Development Phase in accordance with this Agreement, as described in the applicable Work Order(s).

1.6.	“Analytical Testing Development Objectives” means: the objectives to be met by the provision of the Analytical Testing Development Activities, as described in the applicable Work Order.

1.7.	“Analytical Test Phase” means: the period during which the Analytical Test Activities, if any, will be carried out.

1.8.	“Applicable Laws” means: all laws, regulations, rules, ordinances, binding guidelines and guidances, requirements and orders of any government or governmental subdivision of each jurisdiction in which the manufacture of Products or any other Activities provided hereunder take place to the extent applicable to such manufacture or the provision of such other Activities, as the context requires.

1.9.	“Batch” means: with respect to each Product produced by FCDI for CENTURY, one (1) unit of the standard production quantity of Product obtained from one (1) production Run as set forth in the applicable Work Order.

1.10.	“Batch Production Records” or “BPRs” means: the production records and other supporting documents providing the manufacturing history of a Batch, as required under GMP. Batch Production Records or BPRs may also be referred to as “Manufacturing Procedures” or “MP.”

1.11.	“Century Process Development Activities” means: the activities, if any, to be conducted and/or provided by Century that are interdependent with Process Development Activities to be conducted and/or provided by FCDI, in the Process Development Phase in accordance with this Agreement, In each case, as described in the applicable Work Order(s).

1.12.	“Certificate of Analysis” or “CoA” means: the GMP compliant certificate of analysis containing the outcome of the analytical testing of the Product corresponding to each Batch as performed according to the Release Specifications.

1.13.	“Certificate of Compliance” or “CoC” means: the certificate of compliance confirming that each Batch of Product is, in all material respects, manufactured, tested, stored and supplied by FCDI in compliance with this Agreement and, in as far as applicable, the Release Specifications and GMP, in all material respects.

1.14.	“Clinical Studies” or “Clinical Trials” means: the use of the Product pursuant to any protocols which have received or do receive approval by the authorized regulatory authorities for the purpose of conducting clinical studies in humans to determine the safety, efficacy or other characteristics of the Product.

1.15.	“Current Best Practice” means: the most recent version of written procedures.

1.16.	“Differentiation License Agreement” means that certain License Agreement dated as of September 18, 2018 and pertaining to certain patent rights and know how related to the manufacture of human iPSC (including TiPSC)-derived T cells, NK cells, dendritic cells, and macrophages by and between FCDI and Century Therapeutics, Inc., as assigned to Century and as may be amended from time to time.

1.17.	“Draft Procedures” means: the draft procedures to develop a manufacturing process for the Product as agreed in writing between the Parties.

1.18.	“Draft Release Specifications” means: the draft specifications to be agreed by FCDI and CENTURY in writing after completion of the Process Development Activities but prior to the performance of an Engineering Batch, if any, which draft specifications, as agreed to in writing by the Parties, shall constitute an amendment to the applicable Work Order.

1.19.	“Engineering Batch” means: the product obtained from a production Run at scale (not under GMP) and in accordance with the agreed Draft Procedures and Draft Release Specifications and final process, as agreed after the Technology Transfer Phase or Process Development Phase but prior to the commencement of the Manufacturing Phase. The product resulting from this Batch will be tested to see if the Technology Transfer Objectives or Process Development Objectives can be met at large scale and Is not intended for use in Clinical Studies. It is contemplated that an Engineering Batch will require QA review and approval for testing and release of the Product but only to the extent the same is consistent with the FCDI quality management system.

1.20.	“Engineering Batch Activities” means: the manufacturing activities concerning an Engineering Batch, including but not limited to scale-up, to be conducted and/or provided by FCDI in the Engineering Phase in accordance with this Agreement and as described in the applicable Work Order(s).

1.21.	“Engineering Phase” means: the period during which the Engineering Batch Activities, if any, will be carried out, and which period commences on the date that FCDI begins production of the first Engineering Batch and ends upon completion of the Engineering Batch Activities whereby the last Engineering Batch is to be produced as specified in the applicable Work Order.

1.22.	“Exclusivity Term” means: the term beginning on the Effective Date and expiring on the fifth (5th) anniversary of the Effective Date.

1.23.	“Facility” means: FCDI’s facility located at 465 Science Drive, Madison, Wisconsin, U.S.A.

1.24.	“Financial Terms” means: the financial terms of this Agreement, as set forth in each Work Order. Except as may be expressly otherwise agreed in a Work Order and notwithstanding anything to the contrary herein, the Financial Terms will reflect financial terms providing for at least the following compensation to FCDI for the relevant Activities: [***].

1.25.	“GMP” means: current United States Good Manufacturing Practices (in Manufacturing, Processing, Packing, or Holding of Drugs and Finished Pharmaceuticals) as set forth in the Federal Register volume 66 Number 186 and those sections applicable within the FDA Regulations at 21 CFR Parts 210, 211, 600, 601 and 610, including relevant FDA Guidances on the manufacture of investigational drugs, the current European Good Manufacturing Practices for Medicinal Products as set forth in 2001/20/EC, 2001/83/EC, 2003/94/EC and 2005/28/EC (as amended), the E.U. Guide to GMP (The rules governing medicinal products in the European Union, Volume IV), including Annex 13 (Manufacture of Investigational Medicinal Products), and applicable International Conference on Harmonisation (ICH) guidelines as in effect at the time of manufacture by FCDI of the Product and the performance by FCDI of the Activities.

1.26.	“GMP Batch” means: a Batch that meets the Release Specifications, and is manufactured under GMP, in all material respects.

1.27.	“GMP Procedures” means: the final procedures (following review and discussion of the Draft Procedures) agreed by FCDI and CENTURY in writing after the Process Development Activities or after the completion of the Engineering Batches pursuant to which a GMP Batch will, in all material respects, have to be manufactured.

1.28.	“IND” means an investigational new drug application with the FDA, or the equivalent application in any foreign jurisdiction filed with another regulatory authority.

1.29.	“Joint Steering Committee” or “JSC” will have the meaning set forth in Article 4.

1.30.	“Manufacturing Activities” means: the GMP manufacturing activities to be conducted and/or provided by FCDI in the Manufacturing Phase in accordance with this Agreement, as described in the applicable Work Order(s).

1.31.	“Manufacturing Phase” means: the period during which the Manufacturing Activities, if any, will be carried out, and which period commences on the date that FCDI begins production of the first GMP Batch and ends upon completion of the Manufacturing Activities whereby the last GMP Batch is to be manufactured and released, as described in the applicable Work Order.

1.32.	“Master Cell Bank” means: a cell bank prepared and characterized under GMP and accompanied by GMP documentation, that is capable of producing the Product.

1.33.	“Material” or “Materials” means: research or Master Cell Bank(s) specific reagents and other materials or process information supplied by or on behalf of CENTURY to the extent required for particular Activities, and as described in the applicable Work Order. Unless included in the applicable Work Order, commercially available Raw Materials are excluded.

1.34.	“MCA” means: that certain Master Collaboration Agreement by and between the Parties dated October 21, 2019, as such agreement may be amended from time to time.

1.35.	“NK Cells” means: human iPSC (including TiPSC) derived NK cells.

1.36.	“NK Cell Product” means: a Product that is being researched and developed by CENTURY or its sublicensees (including any Affiliates) that is or is a modification of NK Cells derived from human iPSC (including TiPSC).

1.37.	“Non-Supply Event” means FCDI or its Affiliate [***].

1.38.	“Parties” and “Party” means: FCDI and CENTURY collectively, and FCDI or CENTURY each individually, respectively, as the context may require.

1.39.	“Process Development Activities” means: the activities, if any, to be conducted and/or provided by FCDI, independently or interdependently with Century’s conduct or provision of the Century Process Development Activities, in the Process Development Phase in accordance with this Agreement, in each case, as described in the applicable Work Order(s).

1.40.	“Process Development Objectives” means the objectives to be met by the provision of the Process Development Activities, as described in the applicable Work Order.

1.41.	“Process Development Phase” means the period during which the Process Development Activities and the Analytical Testing Development Activities, if any, will be carried out, and which period commences on the date indicated in the

Time Schedule in the applicable Work Order and ends upon the date that FCDI provides CENTURY with the applicable Process Development Report.

1.42.	“Process Development Report” means: the written report(s) describing in reasonable and sufficient detail the outcome of the Process Development Activities and Analytical Testing Development Activities as well as all conclusions made and to what extent the Process Development Objectives and Analytical Testing Development Objectives have been met.

1.43.	“Product” means: CENTURY’s product as identified in the applicable Work Order.

1.44.	“Project Team” means: the joint technical team comprising members from each Party which will regularly discuss operations, manufacturing, technical and other details appropriate to the Parties’ performance of their respective obligations under this Agreement.

1.45.	“QA Review Activities” means: the quality assurance review activities, if any, to be conducted and/or provided by FCDI in accordance with this Agreement, as described in the applicable Work Order(s) and consistent with the Quality Agreement.

1.46.	“Quality Agreement” means: the agreement referenced above between the Parties with respect to the Product(s) to allow CENTURY and FCDI to comply with their respective regulatory obligations and to further define quality-related responsibilities of both Parties.

1.47.	“Raw Materials” means: all the raw materials to be purchased by FCDI pursuant to Work Order(s) and appropriate for use in the Activities to be conducted by FCDI pursuant to such Work Order(s) and described in such Work Order(s) or as otherwise determined by CENTURY.

1.48.	“Records” means: all written (in any form of media) materials, data and documentation generated by or on behalf of FCDI, or obtained from Century, in the course of FCDI’s providing of Activities hereunder. For clarity, “Records” excludes any and all materials, data and documentation: (a) that are generated by FCDI prior to the commencement date of the Activities and without the aid, application or use of CENTURY’s Confidential Information, (b) that constitute or incorporate the Licensed Patent Rights, Licensed Know-How or Licensed Technology (as defined in the Reprogramming License Agreement or Differentiation License Agreement, as applicable), as to which CENTURY shall have solely the rights (if any) granted in the Reprogramming License Agreement, the Differentiation License Agreement, and/or the MCA, and (c) that constitute or incorporate a DMF (or any portion thereof) that also relate to cells or similar activities provided by FCDI to one or more third parties and as to which CENTURY has a Right of Reference under the Reprogramming License Agreement, the Differentiation License Agreement, and/or the MCA or correspondence or other filings to or from a regulatory authority associated therewith (with capitalized terms used in this clause (c) but not defined herein having the meanings ascribed to them in the Reprogramming License Agreement); provided, however, that the exclusions listed in the foregoing clause (a) shall not include or apply to any material, data, documentation or other information that is not also described in clause (b) or (c) and (i) that is generated in preparation for the Activities to be conducted pursuant to this Agreement (e.g., aseptic qualifications), or (ii) that directly relate to the quality or disposition of the Products hereunder.

1.49.	“Release Specifications” means the specifications agreed by FCDI and CENTURY in writing after completion of the Engineering Batch to which the Product manufactured in the Manufacturing Phase will have to conform, which written agreement of the Parties shall constitute an amendment to the applicable Work Order.

1.50.	“Request for Change” or “RFC” means: the formal request by either Party for a change to be made to the Activities, which request shall be submitted in the form as prescribed in Appendix A.

1.51.	“Reprogramming License Agreement” means that certain License Agreement dated as of September 18, 2018 and pertaining to certain patent rights related to the reprogramming of human somatic cells by and between FCDI and Century Therapeutics, Inc., as assigned to Century and as may be amended from time to time.

1.52.	“Run” means: the manufacture of a Batch in (a part of) the Facility.

1.53.	“Slot” means: the reservation and availability of sufficient machinery and equipment, time and personnel required for a Run to be performed by FCDI hereunder during the performance of the Activities.

1.54.	“T Cells” means: human iPSC (including TiPSC) derived T cells.

1.55.	“T Cell Product” means: a Product that is being researched and developed by CENTURY or its sublicensees (including any Affiliates) that is or is a modification of T Cells derived from human iPSC (including TiPSC).

1.56.	“Technology Transfer Activities” means: the activities, if any, to be conducted and/or provided by FCDI in the Technology Transfer Phase in accordance with this Agreement, as described in the applicable Work Order(s).

1.57.	“Technology Transfer Objectives” means: the objectives to be met by the provision of the Technology Transfer Activities, as described in the applicable Work Order.

1.58.	“Technology Transfer Phase” means: the period during which the Technology Transfer Activities, if any, will be carried out, and which period ends upon the date that FCDI provides CENTURY with the Technology Transfer Report.

1.59.	“Technology Transfer Report” means: the written report describing in reasonable detail the outcome of the Technology Transfer Activities as well as to what extent the Technology Transfer Objectives have been met.

1.60.	“Time Schedule” means: the time schedule set forth in the applicable Work Order according to which 1) the Technology Transfer Activities and/or 2) Process Development Activities and/or 3) Analytical Testing Development Activities and/or 4) Manufacturing Activities are to be carried out.

1.61.	“Work Order” means: any written addendum referring to this Agreement and containing what is described in Articles 2.2(a) through 2.2(i) and such other provisions (including what is contemplated in Article 2.2(j) as applicable), if any, as may be set forth therein, and/or any amendment to any of the foregoing, signed by the Parties and governed by this Agreement, setting forth the specific Activities requested by CENTURY to be conducted and/or performed by FCDI, as such addendum may be amended in writing from time to time in accordance with the provisions of this Agreement.

Article 2 - Work Order(s)

2.1.	From time to time, pursuant to one (1) or more written Work Order(s) signed by duly authorized representatives of the Parties, FCDI will perform Activities for CENTURY as specified in such Work Order(s) and in accordance with the terms and conditions of this Agreement. Unless otherwise set forth in the applicable Work Order, all manufacturing-related Activities will be performed by FCDI at the Facility.

2.2.	Each Work Order shall refer to this Agreement and contain, as applicable:

(a)	a description of all the Activities to be performed under such Work Order;

(b)	the Product for which FCDI will perform such Activities for CENTURY and, If applicable, the quantities of the Product desired as a result of the performance of such Activities;

(c)	a description of the Material(s) to be transferred from CENTURY to FCDI, if any, and the Century Process Development Activities to be conducted or provided by CENTURY, if any;

(d)	the applicable Analytical Testing Development Objectives, Technology Transfer Objectives, Process Development Objectives, and/or Release Specifications;

(e)	the Financial Terms;

(f)	if the Activities pertain to the manufacture of a Product, the quantity of Product to be manufactured by FCDI under such Work Order;

(g)	any other deliverables (including the quantities thereof desired as a result of the performance of Activities) under such Work Order;

(h)	the Time Schedule; and

(i)	if the Activities pertain to the manufacture of a Batch, a description of the run cancellation fee (including the amount thereof and when, and if, it will become payable), if any, with respect thereto (the “Run Cancellation Fee”).

Each Work Order shall, upon the execution and delivery thereof by the Parties, become and form an integral part of this Agreement. Activities and Work Order(s) shall be governed by the terms and conditions of this Agreement and the Quality Agreement entered into by the Parties. In the event of a conflict or inconsistency between this Agreement and the Work Order(s), the terms of this Agreement will control, unless the conflict or inconsistency is specifically identified in the Work Order(s) and the alternative provisions included in the Work Order(s) are expressly stated to supersede conflicting or inconsistent terms in this Agreement. In the event of a conflict or inconsistency between any of the provisions of the Quality Agreement and this Agreement, the provisions of the Quality Agreement will prevail on all matters related to compliance with GMP and other quality control and quality assurance matters, and this Agreement shall prevail with respect to all other matters.

Article 3 - Technology Transfer, Process Development and Analytical Testing Activities

3.1.	Technology Transfer Phase

3.1.1.	The Parties will agree in writing on the Technology Transfer Objectives, in each case, at least [***] prior to the start of the Technology Transfer Activities. The Parties agree that they will use their good faith and commercially reasonable efforts to reach agreement on such Technology Transfer Objectives and the other items to be contained in the applicable Work Order containing such Technology Transfer Objectives. Century acknowledges and agrees that the provision by FCDI of Technology Transfer Activities hereunder constitutes partial performance of FCDI’s obligations pursuant to Section 2.4(a) of the Reprogramming License Agreement and Section 2.7(a) of the Differentiation License Agreement to provide certain technical support and/or transfer Licensed Know-How to Century.

3.1.2.	FCDI agrees to use its commercially reasonable efforts to perform the Technology Transfer Activities, in accordance with the Time Schedule, in each case as described in the applicable Work Order.

3.1.3.	When performing the Technology Transfer Activities, FCDI will use its commercially reasonable efforts to meet the Technology Transfer Objectives, Draft Procedures, and Current Best Practice. In case the Technology Transfer Objectives or Draft Procedures are not met, then FCDI will not perform any further Activities described in the applicable Work Order unless and until such Activities are authorized by CENTURY in writing (which may be via email).

3.1.4.	For the avoidance of doubt, nothing in this Article 3.1 is intended to or shall be construed to obligate FCDI to perform any activities other than Technology Transfer Activities described in the applicable Work Order in order to attempt to meet the Technology Transfer Objectives described in the applicable Work Order, Draft Procedures and/or Current Best Practices or to undertake more than one effort, i.e., attempt (or such greater number of attempts as is expressly set forth in the applicable Work Order) to perform the Technology Transfer Activities described in the applicable Work Order and to meet the Technology Transfer Objectives described in the applicable Work Order, Draft Procedures and Current Best Practices.

3.1.5.	In the event FCDI performs the Technology Transfer Activities more expeditiously than indicated in the applicable Time Schedule, no changes will be made to the Financial Terms as described in the applicable Work Order, provided FCDI will remain entitled to the full amount payable under such Work Order concerning such Technology Transfer Activities.

3.1.6.	Within thirty (30) days after completion of the Technology Transfer Activities, FCDI shall provide CENTURY with a draft Technology Transfer Report for CENTURY’s review and comment.

3.2.	Process Development Phase

3.2.1.	The Parties will agree in writing on the Process Development Objectives and/or Analytical Testing Development Objectives, in each case at least six (6) weeks prior to the start of the Process Development Activities and Analytical Testing Development Activities, respectively. The Parties agree that they will use their good faith and commercially reasonable efforts to reach agreement on such Process Development Objectives and Analytical Testing Development Objectives and the other items to be contained in the applicable Work Order containing such Process Development Objectives and/or Analytical Testing Development Objectives.

3.2.2.	FCDI agrees to use its commercially reasonable efforts to perform the Process Development Activities and Analytical Testing Development Activities, if any, in accordance with the Time Schedule, in each case as described in the applicable Work Order.

3.2.3.	When performing the Process Development Activities and/or Analytical Testing Development Activities, FCDI will use its commercially reasonable efforts to satisfy the Process Development Objectives and/or Analytical Testing Development Objectives, if any.

3.2.4.	For the avoidance of doubt, nothing in this Article 3.2 is intended to or shall be construed to obligate FCDI to perform any activities other than the Process Development Activities and/or Analytical Testing Development Activities described in the applicable Work Order in order to attempt to meet the Process Development Objectives and/or Analytical Testing Development Objectives described in the applicable Work Order, Draft Procedures and Current Best Practices or to undertake more than one effort, i.e., attempt (or such greater number of attempts as is expressly set forth in the applicable Work Order) to perform the Process Development Activities and/or Analytical Testing Development Activities described in the applicable Work Order and to meet the Process Development Objectives and/or Analytical Testing Development Objectives described in the applicable Work Order, Draft Procedures and Current Best Practices.

3.2.5.	In the event FCDI performs the Process Development Activities and/or Analytical Testing Development Activities more expeditiously than indicated in the applicable Time Schedule, no changes will be made to the Financial Terms as described in the applicable Work Order(s), provided FCDI will remain entitled to the full amounts payable under such Work Order(s) concerning such Process Development Activities and/or Analytical Testing Development Activities.

3.2.6.	If at any time during the Process Development Phase, FCDI reasonably concludes on the basis of the results of the Process Development Activities and/or Analytical Testing Development Activities performed to date and consideration(s) of scientific or technical infeasibility, that, despite FCDI’s using its commercially reasonable efforts, the Process Development Activities and/or Analytical Testing Development Activities cannot be completed or the completion of the Process Development Activities and/or Analytical Testing Development Activities will not result in the achievement of the Process Development Objectives and/or Analytical Testing Development Objectives as necessary for a process to manufacture clinical supplies of Product then FCDI will notify CENTURY thereof in writing, including a detailed description of FCDI’s efforts undertaken prior to the notice date that form the basis for FCDI’s conclusion. A sixty (60) day period shall then be allowed for good faith discussion and attempts to achieve resolution of the relevant issues including discussion of proposed modification(s) of such Process Development Objectives, such Analytical Testing Development Objectives, such Process Development Activities and/or such Analytical Testing Development Activities in accordance with Article 4 (Articles 4.5 through 4.11) of this Agreement and any issues related to scientific or technical feasibility identified by either Party. If the Parties fail to agree that FCDI using its commercially reasonable efforts may meet such Process Development Objectives and/or such Analytical Testing Development Objectives, by using its commercially reasonable efforts to perform such Process Development Activities and/or such Analytical Testing Development Activities, in each case as may be modified in writing by Parties based on such discussion, each Party shall have the right to terminate the applicable Work Order(s) for such Process Development Objectives, such Analytical Testing Development Objectives, such Process Development Activities and/or such Analytical Testing Development Activities with immediate effect by notice in writing, in which event the Parties shall use their good faith and commercially reasonable efforts to reach agreement on a Work Order for any Activities to be provided or conducted by FCDI to support CENTURY’s establishment of alternative development and manufacturing arrangements and the Financial Terms related to these activities. Article 11.8 shall remain applicable. CENTURY shall in such event be released from its future payment obligations in respect of the Manufacturing Activities and/or Activities for any work not yet performed by FCDI as a consequence of such termination. Notwithstanding the previous full sentence, Articles 11.6 and 11.7 shall remain applicable. If FCDI, in such event, elects to not make use of its right to terminate this Agreement and Century requests FCDI to continue with the Process Development Activities and/or Analytical Testing Development Activities, FCDI shall use its commercially reasonable efforts to so continue again in accordance with the terms of this Agreement and the applicable Work Order.

3.2.7.	Upon completion of the Process Development Activities and/or Analytical Testing Development Activities, FCDI shall provide CENTURY with the corresponding Process Development Report within forty-five (45) days after the completion of such Process Development Activities.

3.3.	Further stipulations

3.3.1.	The obligations of FCDI during the Technology Transfer Phase and the Process Development Phase are subject to:

(a)	CENTURY providing FCDI timely with the transfer information as agreed between the Parties at the start of the Technology Transfer Activities as indicated in the Time Schedule and with the required process information and any and all other Material(s) as described in the applicable Work Order; and

(b)	CENTURY providing FCDI timely with any relevant additional information FCDI reasonably may request from CENTURY from time to time that are necessary for FCDI to perform its obligations hereunder.

3.3.2.	Although any material produced in the Technology Transfer Phase and Process

Development Phase will be properly documented, such material will not be produced under GMP nor will such material be released by a Quality Unit. FCDI shall use its commercially reasonable efforts in order to achieve that any material produced after agreement is reached between the Parties on the Technology Transfer Objectives, the Process Development Objectives and/or the Analytical Testing Development Objectives (but prior to agreement being reached on the Release Specifications) will meet the applicable Technology Transfer Objectives, the Process Development Objectives and/or Analytical Testing Development Objectives, respectively. Any such material shall primarily be used to verify the manufacturing process for the Product developed by FCDI hereunder and shall not be used by CENTURY or any other party for Clinical Trials. For clarity, CENTURY shall pay the amount(s) specified in the Financial Terms in the applicable Work Order (without regard to whether the Technology Transfer Objectives, Process Development Objectives, or Analytical Testing Development Objectives, as applicable, are met so long as FCDI used its commercially reasonable efforts to perform the Activities, which shall be FCDI’s sole obligation or liability with respect thereto).

3.3.3.	CENTURY shall use commercially reasonable efforts to timely provide FCDI with all information, Materials, etc. and Century Process Development Activities, as applicable, for each Work Order as are necessary for FCDI to perform its obligations under this Agreement and such Work Order. In the event of a dispute with respect to whether Century’s failure to perform or delay in performance has delayed FCDI’s performance of its affected obligations hereunder, such dispute shall be escalated to the JSC. If the JSC is unable to unanimously resolve such dispute within thirty (30) days, then such dispute shall be escalated to the Parties’ Chief Executive Officers for resolution in accordance with Section 10.11(a) of the Differentiation License Agreement. To the extent that it is determined by the JSC, or if applicable, the Chief Executive Officers, that FCDI’s performance has been delayed by Century’s failure or delay, then, in such event, FCDI’s period for performance of such obligations will be tolled, and it shall be permitted to delay its performance of such affected obligations, as applicable, but only to the extent and for the period of time such delay is actually caused by CENTURY. In such event, the Parties shall make appropriate, mutually agreed adjustments to the applicable Work Order (e.g., the affected Activities and Time Schedule) in accordance with Article 4 (Articles 4.5 through 4.11) of this Agreement.

Article 4 - Changes to the Activities and Time Schedule

4.1.	The Activities to be performed by FCDI as set forth in the applicable Work Order, including the Time Schedule, will be discussed on a regular (as frequently as weekly) basis as agreed by the Project Team by teleconference. Minutes of each Project Team meeting will be circulated promptly (within 72 hours) after each meeting. FCDI will prepare and circulate the minutes of the Project Team meetings between the Parties. The Project Team will act by unanimous consensus (with the members of the Project Team from each Party collectively being able to give or withhold a single consent). The Project Team will not have the authority to act on behalf of or bind either Party, and each Party retains the sole authority to act on its own behalf.

4.2.	With respect to this Agreement, the JSC (as defined in the Differentiation License Agreement) shall oversee and provide support to the Project Team and coordinate the Parties’ joint activities with respect to the development and/or production of the Product. In addition to the other responsibilities of the JSC otherwise set forth in the Differentiation License Agreement, with respect to this Agreement, the JSC shall be responsible for:

(a)	reviewing CENTURY’s forecasts and FCDI’s capacity to manufacture and supply the Product consistent therewith,

(b)	considering any RFCs (Requests For Changes) in accordance with this Agreement,

(c)	performing such other coordination functions, as appropriate, to further the purposes of this Agreement, and

(d)	supporting and coordinating any further changes to the Activities as set forth in an amendment to the applicable Work Order that has been signed by the Parties.

4.3.	The Project Team or JSC can independently call on ad-hoc expertise from either Party or from a third party to participate in the Project Team or JSC meetings when appropriate. In the event the ad hoc expertise is a third party, such third party will, as a condition to its participation, be subject to appropriate confidentiality obligations at least as stringent as those contained in Article 7 of the MCA and subject to CENTURY’s or FCDI’s, as the case may be, express prior written approval. For clarity, neither the Project Team nor the JSC will have the power to (a) amend, modify or waive a Party’s compliance with this Agreement or a Work Order, (b) alter, increase or expand the Parties’ respective rights or obligations under this Agreement, including any Work Order, (c) determine that a Party has fulfilled any obligations, or that a Party has breached any obligations, under this Agreement, including any Work Order, or (d) make a decision that is expressly stated to require the mutual agreement of the Parties.

4.4.	The Project Team will provide CENTURY and FCDI with regular technical progress updates (as frequently as weekly) on the project status, progress of the Technology Transfer Activities, Process Development Activities, Analytical Testing Development Activities, Analytical Test, Engineering Batch and Manufacturing Activities, and any deviations or corrective actions of the Manufacturing Activities, performed or to be performed hereunder (or pursuant to any Work Order). FCDI will provide access to all Product-related data generated in the course of FCDI’s providing of any such Activities hereunder (excluding, however, any such data expressly excluded from Records) to CENTURY as from time to time requested by Century at all times during the term of this Agreement and any Work Order.

4.5.	Each of the Parties may submit to the other Party, with a copy to the members of the Project Team, an RFC if it is of the opinion that a change to the agreed Activities is appropriate. Such RFC also shall include any change(s) to the Time Schedule and/or Financial Terms that the submitting Party then believes are appropriate should the requested change to the Activities be made. The RFC may be sent to the other Party and the Project Team by e-mail for review.

4.6.	If a RFC is submitted by a Party, the Project Team will advise the JSC, in the manner provided in the following paragraphs of this Article 4, regarding what the consequences are of the requested change (including any associated change(s) to the Time Schedule and/or Financial Terms) and whether that request for change is necessary from a regulatory, technical or contractual point of view.

4.7.	In its first meeting after the RFC is submitted in accordance with Article 4.5 of this Agreement, the Project Team shall discuss whether it is necessary that the requested change to the Activities is made and, if such requested change would be made, whether any associated change(s) to the Time Schedule and/or Financial Terms would be necessary.

4.8.	The Project Team will fill out the relevant section of the RFC in conformity with the unanimous consensus required consistent with Article 4.1 as to an outcome of their discussions on the requested change. If there was no unanimous consensus as to an outcome of the discussions, it will so be indicated on the RFC. The Project Team shall thereupon submit the RFC to the JSC, which shall advise the respective Parties whether the requested change can and should, in the opinion of the JSC, be accepted and implemented and, if such requested change would be made, whether any associated change(s) to the Time Schedule and/or Financial Terms can and should, in the opinion of the JSC, also be accepted and implemented.

4.9.	To become effective, the RFC containing the requested change needs to be signed by authorized representatives of both Parties, which execution and delivery by a Party of an RFC shall evidence such Party’s acceptance of such RFC (and the requested change set forth therein) is accepted. Each Party may accept or reject an RFC (and the requested change set forth therein) in its discretion subject, however, to what is provided in Article 4.11.

4.10.	As from the signing of the RFC by both Parties in accordance with Article 4.9 or such other effective date of the requested change as is expressly set forth in such RFC, the requested change shall form part of this Agreement and the applicable Work Order.

4.11.	Nothing contained in this Article 4 or in any other provision of this Agreement can or will be interpreted as either Party having an obligation to accept any RFC submitted by the other Party. However, each Party shall act in good faith and use commercially reasonable efforts to reach agreement on any RFC submitted to a Party by the other Party in good faith. Neither Party shall be obligated to consider or accept any RFC that is not in accordance with or would obligate such Party to violate GMP and/or Applicable Law.

Article 5 - Draft Release Specifications, Release Specifications, Delivery and Slot

5.1.	The Parties will agree in writing on the Draft Release Specifications prior to the start of an Engineering Batch. The Parties agree that they will use their good faith commercially reasonable efforts to reach an agreement on the Draft Release Specifications.

5.2.	The Parties will agree in writing on the Release Specifications at the latest two (2) weeks prior to the start of a GMP Batch. The Parties agree that they will use their good faith commercially reasonable efforts to reach an agreement on the Release Specifications.

5.3.	The Parties agree that, in the event CENTURY wishes to postpone or cancel any of the Runs (for clarification a Run can be an Engineering Batch or GMP Batch), CENTURY shall notify FCDI thereof in writing as soon as reasonably practicable. If the Slot is already scheduled at the time CENTURY notifies FCDI of its desire to postpone (any of) the Runs, FCDI shall advise CENTURY in writing within two (2) weeks after having received the notification for postponement whether one or more alternative dates are available. CENTURY and FCDI jointly shall agree in writing on an alternative Slot. The Run Cancellation Fee, if any is applicable (for clarity, in no event will a Run Cancellation Fee be applicable solely if Century and FCDI fail to agree upon the Draft Release Specification or Release Specification, as applicable), will be payable, as described in the applicable Work Order, with respect to a postponement or cancellation pursuant to notice from Century as contemplated above in this Article 5.3 or otherwise solely caused by Century. Further, in the event no agreement is reached pursuant to Article 5.1 or 5.2 regarding the Draft Release Specification or Release Specification required for any of the Runs, any Slot reserved or scheduled for Century may be released by FCDI for other manufacturing activities.

5.4.	All Products shall be shipped by FCDI and delivery thereof will be made Ex-Works the Facility as defined in Incoterms 2020 upon which delivery risk in the Products shall pass to CENTURY. FCDI shall notify CENTURY in writing that such Products are available for shipping, i.e., that FCDI has tendered delivery thereof. Such notification is to be given upon release of the Product by FCDI’s Quality Assurance Department in the form of a signed CoA. Notwithstanding the foregoing, FCDI may not tender delivery of a Batch dispositioned by FCDI until CENTURY has authorized the release of the applicable Batch in accordance with Article 9.1(f) and Article 10.9, i.e., has accepted or is deemed to have accepted such Batch in accordance with Article 7. For clarity, final release of Product is CENTURY’s sole and exclusive responsibility (per Article 9.1(f) and Article 10.9 of this Agreement) unless otherwise agreed by the Parties or unless otherwise provided in an applicable Work Order.

5.5.	Packaging, shipping, and storage conditions for the Products will be specified by Century in the applicable Work Order(s). Except as may be expressly otherwise set forth in the applicable Work Order, FCDI will arrange, prepaid by FCDI for CENTURY’s account, for shipment of Product(s) to CENTURY’s site or to clinical sites designated by CENTURY in accordance with such instructions.

5.6.	Title with respect to the Products passes to CENTURY upon CENTURY’s acceptance or deemed acceptance thereof in accordance with Article 7 for use, further transfer, and other exploitation thereof, subject to the terms and conditions of the Reprogramming License Agreement and WARF License Agreement and under the Licensed Patent Rights to Exploit the Licensed Products within the Field in the Territory. Notwithstanding any term or implication herein to the contrary and for the sake of clarity, the foregoing excludes any license or right under the Licensed Patent Rights (I) to manufacture, have manufactured, sell, have sold, offer for sale or have offered for sale any product or service to any Third Party in furtherance of any research or development of a Licensed Product other than a Licensed Product that is being researched, developed or Commercialized by or on behalf of Century or its Affiliates or Sublicensees, or (ii) to grant any sublicense to any Third Party to manufacture, have manufactured, sell, have sold, offer for sale or have offered for sale any product or service to any other Third Party in furtherance of any research or development of a Licensed Product other than a Licensed Product that is being researched, developed or commercialized by or on behalf of Century or its Affiliates or Sublicensees. For clarity, the foregoing shall not be deemed to transfer title of Reprogrammed iPS Cells or pluripotent Reprogrammed iPS Cell Derivative Materials that are Controlled by FCDI (in each case, as defined in the Reprogramming License Agreement) that have not been genetically modified or otherwise modified by Century or on Century’s request or direction pursuant to any Work Order. Capitalized terms used but not defined in this Article 5.6 have the meanings assigned to them in the Reprogramming License Agreement.

Article 6 - Engineering Batch Activities

6.1.	CENTURY and FCDI shall agree on the Draft Release Specifications, according to Article 5.1 and the Draft Procedures prior to undertaking Engineering Batch Activities. The Parties agree that they will use their good faith commercially reasonable efforts to reach an agreement on the Draft Procedures.

6.2.	FCDI agrees to perform the number of Engineering Batches indicated in the applicable Work Order, or as many additional Engineering Batches as may be necessary to proceed to manufacturing of the Product under GMP (per Article 6.3), as described in the applicable Work Order (including by amendment to such Work Order). The Engineering Batches are used for confirmation purposes only (regarding the capability to perform such successful manufacturing), but not, by way of example and not in limitation of the immediately preceding clause, for Clinical Studies (or any other use in humans) and/or commercial use. For clarity, an Engineering Batch can never be a GMP Batch or a Batch that was manufactured to be such, but that failed to be, a GMP Batch, and for each Engineering Batch, CENTURY shall pay the amount(s) specified in the Financial Terms in the applicable Work Order (without regard to whether the Draft Release Specifications are met so long as FCDI used its commercially reasonable efforts to perform the Engineering Batch Activities, which shall be FCDI’s sole obligation or liability with respect thereto).

6.3.	Upon completion of the Engineering Batch Activities, the Parties will agree in writing upon the Release Specifications as described in Article 5.2 and the GMP Procedures. The Parties agree that they will use their good faith commercially reasonable efforts to reach such agreement on the Release Specifications and GMP Procedures. FCDI will promptly prepare a written “Manufacturing Assessment and Readiness” report to document the technical and logistical readiness to move to GMP manufacturing following completion of the applicable Engineering Batch Activities, and CENTURY will communicate in writing to FCDI its authorization or non-authorization to proceed or to not proceed to GMP manufacturing after reviewing the data from the Engineering Run(s). This decision will be referred as the “Go/No Go” decision point.

6.4.	In the event that either Party believes that an additional Engineering Batch is required, such Party may submit an RFC for such a requested change to the applicable Work Order and such requested change will be discussed and may be agreed between the Parties, including at the JSC, in accordance with Article 4 (Articles 4.5 through 4.11) of this Agreement.

Article 7 - Manufacturing Activities

7.1.	CENTURY and FCDI shall agree on the Release Specifications for the Products and the GMP Procedures prior to undertaking Manufacturing Activities for the Products, according to Article 6.3.

7.2.	FCDI agrees as part of its performance of Manufacturing Activities hereunder to perform the number of Runs indicated in the applicable Work Order, which Runs shall be undertaken in order to produce Product manufactured under GMP, in all material respects, which may be used in Clinical Studies, but not for commercial use. In accordance with the Quality Agreement and Article 10.6 of this Agreement, CENTURY personnel may be allowed by FCDI to observe, and also to participate in, the execution of Engineering Batches and/or GMP Batches; provided, that all such CENTURY personnel have been appropriately trained in accordance with the requirements applicable to FCDI employees who would enter FCDI’s facility where such Manufacturing Activities are to be performed and perform such Manufacturing Activities, as reasonably determined by FCDI, and all potential risks are evaluated in advance by FCDI and Century (e.g., for any impact of any such observation or participation by Century on the quality of the Batch, the ability of FCDI to manufacture according to the GMP Procedures and under GMP and/or the safety of manufacture) and FCDI and Century agree that such risks are acceptable and provided, further, that all such CENTURY personnel shall, at all times when observing or participating in such Activities, comply with all safety, emergency and third party visitor procedures (e.g., confidentiality) adopted by FCDI in such facility.

7.3.	Any GMP Batches manufactured during the Manufacturing Phase shall on the date of delivery (as described in Article 5.4) to CENTURY or to a clinical site designated by Century conform to the Release Specifications, as described in the applicable Work Order in all material respects, and FCDI’s manufacture thereof shall have conformed to the GMP procedures, as described in the applicable Work Order in all material respects.

7.4.	Provision for quality control re-testing: FCDI shall take and retain, for such period as may be required by Applicable Law, samples of the Product sufficient to perform at least full quality control re-testing and shall specify the dates of manufacture and packaging thereof. Further, FCDI shall submit to Century, upon Century’s written request, such samples and manufacturing and quality control records as Century may reasonably request in order to implement analytical or other controls required by FDA or other Applicable Law.

7.5.	Disposition of GMP Batches of Products:

(a)	Acceptance or Rejection: CENTURY will review Batch disposition documentation for accuracy and completeness, and will notify FCDI in writing of its acceptance or rejection of such Batch(es) within [***] (as defined in the Quality Agreement) after receipt of the complete package from FCDI as further described in this Article 7.5(a). CENTURY will give, prior to the expiration of such [***] period, FCDI written notice either of (i) batch approval as CENTURY will generate the final product Certificate of Release (CoR), which will evidence CENTURY’s approval of such Batch, and Certificate of Analysis (CoA) or (ii) the reason(s) why the Batch(es)/Product(s) are non-conforming, i.e., they do not meet the Release Specifications, in all material respects, if applicable, and/or they were not manufactured under GMP, in all material respects. Century has no obligation to accept such Batch(es)/Product(s) if they do not meet the Release Specifications in all material respects, if applicable, and/or were not manufactured in all material respects under GMP, if applicable. If CENTURY fails to timely give FCDI any such written notice of non-conformance as described above in this Article 7.5(a) with respect to any Batch/Product, then such Batch/Product shall be deemed to conform and be accepted by CENTURY. Notwithstanding the foregoing, until delivery (as contemplated Article 5.4) of such Batch/Product to CENTURY’s site or to clinical sites designated by CENTURY, FCDI shall retain full control and title to the relevant Batch/Product and shall store such Batch/Product under appropriate and controlled conditions compliant with GMP requirements and according to the agreed storage instructions as communicated to FCDI. Notwithstanding anything to the contrary contained herein, CENTURY maintains the ability, in its discretion, to determine whether to timely (as provided above in this Article 7.5(a)) accept or reject any Batch/Product, and any disputes with regard to such rejection shall be subject to Article 7.6.

(b)	Failed Batches: If FCDI, during the Manufacturing Phase, fails to manufacture a Batch that meets the Release Specifications, and/or a Batch is not manufactured under GMP, FCDI shall notify Century in writing of such non-conformity as soon as reasonably practicable and thereafter FCDI shall use its commercially reasonable efforts to manufacture a replacement Batch according to GMP Procedures, which conforms to the Release Specifications. In the event that FCDI performs a Run according to the GMP Procedures but nevertheless fails to manufacture a replacement Batch which conforms to the Release Specifications, FCDI shall have no further responsibility or liability, and CENTURY shall have no further rights and remedies, with respect to such non-conforming Product except as may be expressly otherwise provided in Article 7.7. The responsibility for the cost and expense of the replacement Batch will be as set forth in Article 7.7.

(c)	Non-conforming Products: In the event that FCDI determines that Products do not meet the Release Specifications (i) FCDI shall notify CENTURY thereof within [***] after such FCDI determination, (ii) FCDI shall not deliver (as contemplated Article 5.4) such Product, (iii) within [***] after FCDI has given CENTURY such notification, FCDI shall provide CENTURY with a written progress report summarizing results of FCDI’s investigation of the cause of such failure, and (iv) the Parties shall thereafter discuss in good faith which optimization or correction, if any, shall be implemented by FCDI in order to perform another batch of the Product (per Article 7.7). Notwithstanding the foregoing, CENTURY shall have the unfettered right to decide in its discretion not to perform an additional production Service and to proceed at its own risk with the Activities as agreed herein.

7.6.	Disputed GMP Batches of Products:

(a)	Failure to meet Specifications: If the interpretation of quality control data required to release a Batch is in dispute, the dispute will be escalated to the Project Team, who will attempt in good faith to resolve any such dispute. If the Project Team is unable to resolve such dispute within ten (10) Business Days, the dispute shall be submitted to a manufacturing review board (the “Manufacturing Review Board”) which shall be comprised of an equal number of representatives from each Party with the relevant expertise, experience and seniority within their respective Party to make decisions on behalf of such Party with respect to whether the Batch conforms to the Release Specifications. The Manufacturing Review Board, at its option, may jointly devise and supervise such additional testing as might be required to resolve the dispute, using as necessary, the product specific assay qualified procedures, instruments and reagents, which procedures, instruments and reagents will be made available by the Parties, as necessary.

(b)	Failure to meet GMP compliance: If there is any dispute concerning whether a Product was manufactured under GMP, if applicable, including in relation to or in connection with the Quality Agreement and/or the documents produced and delivered in accordance with the Quality Agreement or Article 10, FCDI and CENTURY shall discuss in good faith to attempt to resolve such dispute. If FCDI and CENTURY fail to reach agreement in due time, such dispute shall be resolved according to Section 3 of the Quality Agreement between the Parties.

(c)	Dispute Resolution: The Parties shall cooperate in good faith to determine whether a rejection of Product by CENTURY pursuant to Article 7.5(a) is appropriate. If the Parties disagree, a sample of the rejected Product and a sample retained by FCDI as set forth in Article 7.4 shall be exchanged between CENTURY and FCDI for a counter-check. If such counter-check does not resolve the dispute, such dispute shall be submitted to the Manufacturing Review Board, who shall determine if the Batch met the Release Specifications at the time of delivery by FCDI.

If the Parties have agreed, or if the Manufacturing Review Board determines, that the Product conforms in all respects with the Release Specifications, then such Product shall be deemed to have been accepted by CENTURY and CENTURY shall pay the price therefor in accordance with the terms under Article 11.

If the Parties have agreed, or if the Manufacturing Review Board determines, that the Product is not conforming to the Release Specifications, then such Product shall be deemed to have been rejected by CENTURY.

In the event that (i) notwithstanding the good faith efforts to resolve any dispute submitted to it as provided in Article 7.6(a) or Article 7.6(c), the Manufacturing Review Board is unable to reach a consensus with respect to whether a Batch/Product conforms to the Release Specifications, or, (ii) despite a determination by the Manufacturing Review Board that the Batch/Product conforms to the Release Specifications, CENTURY determines not to release or accept such Batch/Product, then, in either case, provided that such Batch/Product was manufactured in accordance with GMP and FCDI was not negligent in the performance of the Manufacturing Activities, CENTURY shall pay the price therefor in accordance with the terms under Article 11, and may request that FCDI use its commercially reasonable efforts to manufacture a replacement Batch according to GMP Procedures, which conforms to the Release Specifications); provided, however, that any such efforts by FCDI will be used only if the Parties sign a new Work Order for such manufacture of a replacement Batch.

7.7.	Remediation: If a Product has not been accepted or deemed hereunder to have been accepted by Century and does not conform to the Release Specifications, or was not manufactured under GMP, if applicable, FCDI and CENTURY shall meet promptly to discuss, evaluate and analyze the reasons for and implications of such failure (to the extent that such discussion, evaluation and analysis has not been carried out pursuant to Article 7.6). In the event such failure demonstrably results from FCDI’s negligence or willful misconduct (or failure to manufacture under GMP), FCDI shall, upon CENTURY’s request, and provided that CENTURY delivers to FCDI all Materials necessary for FCDI to perform (i) or (ii) in this provision below, either:

i)	obtain the Materials from Century and obtain any other Raw Materials from a third party, in either case at FCDI’s sole cost and expense, as required in order to produce a new batch of the Product as soon as reasonably possible;

ii)	rework, at FCDI’s cost and expense, the Product in such a way that the Product can be deemed to have been manufactured under GMP, if applicable; and/or

iii)	proceed with discussions with Century regarding a possible amendment of this Agreement to overcome the failure.

Replacement of non-conforming Product by FCDI pursuant to this Article 7.7 as applicable shall be the sole responsibility of FCDI with respect to non-conforming Product and the sole remedy of CENTURY in lieu of all other rights and remedies that might otherwise be available to CENTURY; and, for clarity, FCDI’s performance of a Run according to the GMP Procedures and under GMP, if applicable, and without any negligence or willful misconduct on its part, shall constitute full performance by FCDI and fully discharge all responsibility and liability of FCDI with respect to non-conforming Product resulting therefrom. With respect to any new batch of Product to be made pursuant to (i) in the immediately preceding provision or Product to be reworked pursuant to (ii) in the immediately preceding provision, CENTURY and FCDI shall agree on the Release Specifications for the Products and the GMP Procedures prior to undertaking Manufacturing Activities for the Products, in accordance with Article 6.3 of this Agreement.

In the event that the non-conformity is not the result of FCDI’s negligence or willful misconduct or failure to manufacture under GMP, and the Parties sign a new Work Order for the manufacture of a replacement Batch, then such replacement Batch produced pursuant to Article 7.5(b) shall be produced at Century’s cost and expense.

Article 8 - Exclusivity for Manufacturing of Certain Clinical Supplies

8.1.	The Parties acknowledge and agree that, subject to and on the terms of this

Article 8, FCDI will be the preferred clinical supplier to CENTURY for certain NK Cell Products and CENTURY (or a third party selected by CENTURY) will be the preferred supplier to CENTURY of T Cell Products developed by CENTURY during the Exclusivity Term; provided that, except as set forth below, the exclusive supplier as to each Product will be selected by CENTURY.

(a)	During the Exclusivity Term, subject to the terms of Articles 8.2 and 8.3, FCDI shall be the exclusive clinical supplier to CENTURY for the first NK Cell Product for which CENTURY submits an IND. CENTURY shall purchase from FCDI, and FCDI shall supply to CENTURY, all of CENTURY’s (and its Affiliates’ and sublicensees’) requirements for clinical supply of such NK Cell Product.

(b)	[***].

(c)	[***].

(d)	[***].

(e)	[***].

(f)	[***].

(g)	[***].

(h)	[***].

8.2.	Exclusions. For the avoidance of doubt, FCDI is given no right under this Article 8 to be CENTURY’s (a) clinical suppler, exclusive or otherwise, of NK Cell Products or T Cell Products outside of the scenarios described in this Article 8, or (b) commercial supplier, preferred or otherwise, of NK Cell Products or T Cell Products, and CENTURY shall retain full rights to manufacture and supply NK Cell Products and T Cell Products in commercial form itself or through a third party contracting manufacturing organization. However, it is understood by the Parties that CENTURY will in good faith consider FCDI as either a preferred supplier or secondary source for any such other supply arrangements if FCDI has such clinical or commercial manufacturing capabilities as would meet CENTURY’s needs.

8.3.	Reservation of CENTURY’s Right to Secondary Source. Nothing in this Article shall limit (i) CENTURY’s ability to manufacture and supply, by itself or through its Affiliate, or to grant to any third party manufacturer, unless such third party manufacturer is explicitly identified in Schedule 3.7 of the Differentiation License Agreement, the right to manufacture, on CENTURY’s behalf, any NK Cell Products and/or T Cell Products for which FCDI is the exclusive clinical supplier hereunder in such minimal quantities as are necessary to prevent a supply interruption if there is a Non-Supply Event, or (ii) FCDI’s obligation to transfer the Licensed Technology (as defined in the Differentiation License Agreement) to CENTURY or its Affiliate or such third party manufacturer pursuant to the Differentiation License Agreement upon CENTURY’s request to the extent not already effected pursuant to the MCA, this Agreement or the Differentiation License Agreement (including pursuant to the exercise by Century of its rights pursuant to the Differentiation License Agreement), provided that (a) such transfer is made pursuant to a technology transfer agreement that provides protection of the Licensed Technology and confidentiality protection for the benefit of FCDI and that becomes effective during the Exclusivity Term, and is reasonably acceptable to FCDI and (b) Century shall pay for all such technology transfer activities.

8.4.	Century will retain full rights to manufacture and supply all commercial product itself or through a third party contract manufacturing organization but will in good faith consider FCDI as a contract manufacturing organization if FCDI has such commercial manufacturing capabilities that would meet Century’s needs.

8.5.	The provisions of this Article 8, except the proviso in the first sentence of Article 8.1(f) and the last sentence of Article 8.1(f) (each of which shall survive such expiration), will expire at the expiration of the Exclusivity Term.

Article 9 - Further obligations of the Parties

9.1.	Further obligations of CENTURY. CENTURY shall, at CENTURY’s cost and expense:

(a)	timely provide FCDI, free of charge, with the Material(s) in sufficient quantities as described in the applicable Work Order or as otherwise necessary for FCDI to perform its obligations under this Agreement. FCDI will not transfer the Material(s) to any third party or use such Materials for any purpose outside of this Agreement, unless otherwise agreed in writing in advance with/by CENTURY. The Materials will be released by the quality assurance officer of CENTURY and shall be accompanied by a certificate of analysis;

(b)	reimburse FCDI for the cost of the Raw Materials upon receipt of invoice and pay such other amounts (e.g., pass-through markup) as may be set forth in the applicable Work Order;

(c)	timely supply FCDI with all additional information necessary for FCDI to fulfill its obligations hereunder and that are then available to CENTURY;

(d)	perform evaluation in a timely manner as defined in the Quality Agreement for release by FCDI to CENTURY of each GMP Batch;

(e)	review and when acceptable to CENTURY notify FCDI of CENTURY’s approval of all documents and changes thereto written by FCDI specifically for the manufacturing process of/for the Product in accordance with the Quality Agreement; and

(f)	per Article 10.10 of this Agreement, be responsible for the final release of all Product.

9.2.	Further obligations of FCDI. FCDI shall, at FCDI’s cost and expense:

(a)	at the request of CENTURY, return to CENTURY or destroy any unused quantities of the Materials provided by CENTURY and/or Raw Materials paid for by CENTURY upon the expiration or termination of this Agreement or upon CENTURY’s earlier request (with written confirmation of destruction provided to CENTURY);

(b)	maintain records of usage of the Material(s) and the Raw Materials, and inform CENTURY of needs for additional quantities of same in a timely manner;

(c)	purchase the Raw Materials required for the manufacture of the Product other than the Material(s) -the purchase price of which shall be reimbursed by CENTURY as set forth in Article 9.1(b) and Article 11.2;

(d)	perform quality control and assurance release procedures, both in-process and for the release of the Product to CENTURY in accordance with Article 10 of this Agreement;

(e)	perform and complete the manufacturing of the Batches in accordance with the provisions of this Agreement and Applicable Law in all material respects;

(f)	prepare, maintain, and provide scanned copies to CENTURY of the Batch Production Records related to the Batches manufactured by FCDI hereunder;

(g)	write all Product related documentation in the English language;

(h)	not carry on activities in the Facility which will, in the reasonable judgment of the quality assurance department of FCDI, likely prevent the Product from being manufactured in accordance with this Agreement; and

(i)	Permit CENTURY and CENTURY’s third-party representatives and consultants to conduct comprehensive quality audits of the Facility (or such other FCDI facility where Activities are performed) on dates and times as agreed to by the Parties, in accordance with the Quality Agreement.

Article 10 - Regulatory Affairs and Quality Assurance

10.1.	FCDI will exercise all reasonable skill, care, and diligence in the performance of its duties under this Agreement and carry out all responsibilities within and in accordance with all recognized professional and industry standards and Applicable Law. FCDI shall take all necessary actions to obtain and maintain in full force and effect all permits, licensures, approvals and authorizations that allow FCDI to carry out its obligations under this Agreement, including any licenses for the Facility or other FCDI facilities where Activities are to be performed. FCDI shall operate and maintain the Facility and all equipment used in the manufacture of Products in compliance with GMP, Applicable Law, and the then-current Quality Agreement.

10.2.	FCDI will not subcontract any part of its obligations under this Agreement to any third party without prior written approval by CENTURY.

10.3.	Quality Control Program: FCDI shall maintain a quality control program as described in the Quality Agreement.

10.4.	In carrying out any obligations under this Agreement, FCDI shall comply with all applicable environmental and health and safety laws. Except as expressly set forth in this Agreement, FCDI shall be solely responsible for determining how to carry out these obligations.

10.5.	CENTURY shall provide to FCDI in writing the release tests to be performed on the Product and FCDI will perform such release tests.

10.6.	FCDI will write and maintain all Records relating to the manufacture of the Product supplied hereunder.

10.7.	In accordance with the Quality Agreement, CENTURY’s designated representatives may inspect those portions of the Facility that are used in the manufacturing of the Product at reasonable times during the manufacturing campaign of/for the Product, observing confidentiality obligations with respect to third parties, for the purpose of determining compliance with the terms of this Agreement. FCDI will provide full cooperation for and during these inspections.

10.8.	FCDI’s quality assurance department will review and approve all BPRs and will investigate all deviations on such BPRs. Within ten (10) FCDI working days after completion of manufacture of each Batch, FCDI will supply CENTURY with a Certificate of Compliance for such Batch stating that the BPRs and related documentation have been reviewed and, if applicable, found to be in compliance with GMP in all material respects. In the event additional activities (like method qualifications or other activities) are agreed between the Parties to be performed in parallel with the release of a Batch, the batch disposition timeframe of within ten (10) FCDI working days might not be feasible. In this case, the Parties shall agree upon a revised batch disposition timeline in the applicable Work Order.

10.9.	CENTURY will inspect Product released by FCDI and review all BPRs within ten (10) days after its receipt.

10.10.	Notwithstanding the other provisions of this Agreement, CENTURY shall have final responsibility and decision-making authority as it relates to (a) any aspect of the conduct of the technology transfer described herein, the performance of process and analytical development activities hereunder, GMP manufacturing activities where the applicable Work Order or the Quality Agreement expressly provides that such aspect is to be decided by or as solely the responsibility of Century and (b) the release of Product manufactured by FCDI or any product comprising the Product manufactured by FCDI.

10.11.	FCDI will notify CENTURY by no more than thirty (30) days in advance of any proposed modifications to the Facility (including but not limited to the equipment) insofar as such modifications are in the reasonable judgment of the Quality Assurance department of FCDI relevant to the manufacturing processes for the Product or any other obligations of FCDI hereunder.

10.12.	FCDI will retain and CENTURY shall allow FCDI to retain manufacturing data, test records generated by FCDI’s performance of Activities hereunder and Raw Material samples as required to satisfy GMP, if and to the extent Product is to be manufactured under GMP. FCDI will provide CENTURY, free of charge, with copies of all manufacturing data and test records, as well as copies of other documents resulting from work under this Agreement required by CENTURY for regulatory purposes in accordance with Article 4 of the MCA (the provisions of which shall apply to this Agreement, mutatis mutandis) and the Quality Agreement. Such documents to be provided to CENTURY are not copyright protected, and CENTURY may use these documents for regulatory and due diligence purposes and such other purposes as are set forth in this Agreement or the MCA.

10.13.	In accordance with the Quality Agreement, FCDI shall promptly (but in any event within [***] notify Century about any regulatory inspection and shall share the observations made (if any) by the regulatory agency related to the Products during the inspection.

10.14.	The Quality Agreement sets forth the responsibilities of both Parties relating to quality affairs and contains specific provisions agreed to by the Parties in mitigation of any audit findings. The Quality Agreement shall not be construed or interpreted in such manner as to augment or increase the responsibilities, liabilities or warranties of either Party under this Agreement.

Article 11 - Financial Terms

11.1.	As payment in full for the performance by FCDI of the Activities as described in the applicable Work Order, CENTURY shall pay to FCDI all amounts set forth in the Financial Terms (such Financial Terms may be amended by written agreement between the Parties as an amendment to the applicable Work Order in connection with any other change to such Work Order made effective pursuant to Article 4.10 of this Agreement or other written agreement signed by the Parties) and that are undisputed by Century in accordance herewith.

11.2.	Raw Materials will be invoiced as follows;

(a)	As used during the Technology Transfer Phase, Process Development Phase, Engineering Phase and/or Analytical Test Phase, or for any other activity not described in this Article 11.2, as agreed in writing between the Parties at such time;

(b)	As a per Batch up-front Raw Material fee. Upon completion of the manufacture of each Batch, any potential excess use will be calculated and invoiced to CENTURY. The upfront Raw Material fee amount and due date for payment is as indicated in the applicable Work Order. The Parties will also agree if back-up Raw Materials are to be ordered; and

(c)	Where multiple Batches are manufactured, unconsumed Raw Materials paid for upfront for a previous Batch will be maintained in appropriate GMP storage by FCDI. FCDI will make good faith efforts to apply these Raw Materials to subsequent Batches and to plan Raw Material acquisition efficiently across all Batches to which CENTURY has committed to execution pursuant to Work Order(s) or as otherwise provided herein.

11.3.	All invoiced amounts are to be denominated in US dollars.

11.4.	FCDI will issue an invoice to CENTURY for each amount due under the Financial Terms as specified in the applicable Work Order and for any other amounts to be reimbursed or otherwise paid by CENTURY hereunder. Payment shall be made by CENTURY into the bank account indicated on such invoice on or before (i) [***]

after the date the applicable invoice is received by CENTURY, or (ii) the date specified in the Financial Terms, whichever is earlier.

11.5.	FCDI will submit invoices, in the form of a portable document format (‘pdf’), referencing the applicable Work Order by email to CENTURY at the following email address: [***]. FCDI will also provide CENTURY with its finance factsheet covering the finance account details of FCDI upon signature of this Agreement.

11.6.	Termination of this Agreement shall, unless explicitly provided otherwise in this Agreement, not release CENTURY from any liability for payment accrued or accruing to FCDI prior to the termination date.

11.7.	Subject to Article 11.1 and the Financial Terms, each Party shall bear its own travel costs and other expenses related to this Agreement, unless otherwise agreed in writing in advance.

11.8.	The Parties agree that the amount(s) mentioned in the Financial Terms in this Agreement in respect of the Manufacturing Activities as specified in each applicable Work Order are based on the current assumptions (as of the applicable Work Order) of the manufacturing process for the Product to be developed/transferred under this Agreement. Since such manufacturing process may be modified during the performance of the requested Activities and the assumptions may not be correct, the Parties agree that the amounts may need to be adjusted in order to reflect changes to the then current assumptions of/for the manufacturing process resulting in the actual manufacturing process. Any such changes to the Financial Terms will follow the mechanism outlined above concerning Requests for Change, and will become effective, in accordance with Article 4 (Articles 4.5 through 4.11) of this Agreement.

11.9.	Provisions of Section 5.1 (the last three sentences only) and Section 5.4 of the MCA shall apply to this Agreement, mutatis mutandis.

Article 12 - Intellectual property and Proprietary Rights

12.1.	The provisions of Article 6 of the MCA shall apply to this Agreement, mutatis mutandis.

Article 13 - Representations, Warranties, Liability, Indemnities and Insurance

13.1.	FCDI shall secure and maintain in full force and effect throughout the term of the Agreement policies of insurance for (a) workers’ compensation in accordance with applicable statutory requirements; employer’s liability in an amount not less than [***]; and automobile liability in an amount not less than [***], (b) commercial general liability in an amount not less than [***] per occurrence and [***] in the aggregate, and (c) products liability in an amount not less than [***] per occurrence and [***] in the aggregate.

The provisions of Sections 3.1, 3.2 and 3.5 and Article 8 (excluding the last sentence of Section 8.4 thereof) of the MCA shall apply to this Agreement, mutatis mutandis; provided, however, that notwithstanding anything to the contrary in Article 8 of the MCA: (a) FCDI shall be obligated to indemnify Century Indemnitees (as defined in Section 8.1 of the MCA) pursuant to clause (a) of Section 8.1 of the MCA with respect to only material breaches of this Agreement by FCDI (subject to what is provided in clause (c) of this proviso); (b) Century shall be obligated to indemnify FCDI Indemnitees (as defined in Section 8.2 of the MCA) pursuant to clause (c) of Section 8.2 of the MCA with respect to only material breaches of this Agreement by Century; (c) FCDI shall have no obligation pursuant to Article 8 of the MCA as applicable hereto with respect to a Batch the release of which CENTURY has authorized in accordance with Article 9.1(f) and Article 10.9, i.e., has accepted or is deemed to have accepted such Batch in accordance with Article 7, whether the basis upon which a Century Indemnitee otherwise would be entitled to be indemnified pursuant to Article 8 of the MCA as applicable hereto would arise in contract or otherwise; and (d) FCDI’s aggregate liability under this Agreement pursuant to pursuant to clause (a) of Section 8.1 of the MCA as applicable hereto shall be limited by the Cap (as defined in the MCA) except for FCDI’s liability for a material breach of this Agreement that constitutes a failure to manufacture Product according to the GMP Procedures and under GMP (to which the Cap shall not apply).

Article 14 - Confidentiality

14.1.	The provisions of Article 7 of the MCA shall apply to this Agreement, mutatis mutandis. The Parties agree that, for all purposes, Article 7 of the MCA obligates each Party to not use the Confidential Information of the other Party for any purpose except those purposes expressly permitted by the MCA or, as such Article 7 is applicable with respect hereto, those purposes expressly permitted by this Agreement.

Article 15 - Term and Termination

15.1.	If it becomes apparent to either FCDI or CENTURY at any stage in the provision of Process Development Activities, Analytical Testing Development Activities, or Engineering Batch Activities, as applicable, that it will not be possible to complete such Activities for scientific or technical reasons, such Party shall give the other Party written notice of such fact and during the sixty (60) day period commencing on the date of the other Party’s receipt of such notice, the Parties shall discuss in good faith the commercially reasonable efforts or other measures that might be undertaken to resolve such problems. If such problems are not resolved within such 60-day period, each Party shall have the right to terminate such Activities and this Agreement, including the applicable Work Order(s), with respect to such Activities forthwith by notice to the other Party in writing.

Delivery of Records: Upon termination of this Agreement in accordance with the provisions of this Agreement, including the first paragraph of this Article 15.1 or upon written request by Century, FCDI will deliver or return, as applicable, to CENTURY, at CENTURY’s cost, all Product related information generated by or on behalf of FCDI, or obtained from Century, in the course of FCDI’s providing of Activities hereunder, Records, and unused Materials related to the Process Development Activities, the Manufacturing Activities, the Analytical Testing Development Activities and the Engineering Batch Activities. For clarity, such Product related information or Records include, e.g., analytical methods, batch records, certificates of analysis, process or analytical validation reports, etc., and Materials include, e.g., reference standards, products, in-process samples, stability samples, product retain samples, work-in-progress, etc.; provided, however, that FCDI shall be permitted to retain one (1) copy of all Product related information and Records for archival and regulatory purposes, which copy will remain subject to the provisions of Article 12 and Article 14 hereof. FCDI agrees to cooperate with the transfer of such Product related information, Records and Materials to Century in an expeditious and collaborative fashion for as long as they remain in FCDI’s possession or control.

15.2.	This Agreement shall be valid and in full force and effect until terminated by either Party pursuant to the terms hereof. Although the provisions for Termination of the MCA included in Sections 9.2, 9.3 and 9.4 of the MCA shall also apply to this Agreement, mutatis mutandis, and provided, that (i) this Agreement may be terminated by mutual agreement between the Parties independently of the MCA and (ii) Century shall not terminate this Agreement for convenience (pursuant to Section 9.2(b) of the MCA) until after the expiration of the Exclusivity Term.

Article 16 - Additional

The provisions of Articles 4 and 10 of the MCA shall apply to this Agreement, mutatis mutandis; provided, however, that in the event of a conflict or inconsistency between any provision of the MCA as made applicable to this Agreement pursuant to the foregoing provision and another provision of this Agreement, the provision of this Agreement will control, unless the conflict or inconsistency is specifically identified in the applicable Work Order(s) and the provision of the MCA as made applicable hereto is expressly stated in the applicable Work Order(s) to supersede such conflicting or inconsistent provision in this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the Effective Date by their duly authorized representatives:

Century Therapeutics, Inc.		FUJIFILM Cellular Dynamics, Inc.

By:	/s/ Gregory Russotti	By:	/s/ Takeshi Yamamoto
Name: Gregory Russotti, Ph.D.		Name: Takeshi Yamamoto
Title: Chief Technology Officer		Title: President and Chief Executive Officer

Appendix A

REQUEST FOR CHANGE FORM

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